UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2014 (April 30, 2014)

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PHILLIPS EDISON - ARC GROCERY CENTER REIT II, INC.
(Exact name of registrant specified in its charter)

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Maryland	333-190588	61-1714451
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive
Cincinnati, Ohio 45249
(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Items 2.01 and 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.01. Completion of Acquisition or Disposition Assets.

Staunton Plaza

On April 30, 2014, Phillips Edison - ARC Grocery Center REIT II, Inc. (the “Company”), through a wholly-owned subsidiary (the “Staunton Subsidiary”), purchased a grocery-anchored shopping center containing 80,265 rentable square feet located on approximately 11.1 acres of land in Staunton, Virginia (“Staunton Plaza”) for approximately $17.2 million, exclusive of closing costs. The Company funded approximately $4.6 million of the purchase price with proceeds from its ongoing initial public offering. At closing, the Company assumed a loan secured by a first mortgage on the property, with a remaining principal balance of approximately $12.6 million, for the remainder of the purchase price. The terms of this loan are described in Item 2.03 of this Current Report. Staunton Plaza was purchased from Staunton Plaza, LLC, a Virginia limited liability company, which is not affiliated with the Company, its advisor or its sub-advisor. On December 18, 2013, an affiliate of the Company’s sub-advisor, Phillips Edison Group LLC (the “Affiliate”), entered into a purchase agreement with Staunton Plaza, LLC, a Virginia limited liability company, to purchase Staunton Plaza. On January 27, 2014, the Affiliate assigned this purchase agreement to the Staunton Subsidiary for $500,000, which is the amount of the deposit made by the Affiliate under the purchase agreement.

As of April 30, 2014, Staunton Plaza is approximately 100% leased to five tenants, including a Martin’s grocery store, which occupies approximately 85.6% of the total rentable square feet of the shopping center. Based on the current condition of Staunton Plaza, the Company’s management does not believe that it will be necessary to make significant renovations to the property. The Company’s management believes Staunton Plaza is adequately insured.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Staunton Plaza

On April 30, 2014, the Staunton Subsidiary assumed a loan with a remaining principal amount equal to approximately $12.6 million from U.S. Bank National Association.  The loan is secured by a first priority mortgage on Staunton Plaza, and bears interest at an initial rate equal to 5.99% per annum.  On October 1, 2016, the interest rate will adjust to the greater of 5.99% per annum or the treasury rate for the week ending prior to October 1, 2016, plus 5.00% per annum. The loan has an approximate 22-year term remaining, maturing on October 1, 2036; however, the anticipated repayment date is October 1, 2016, subject to the terms in the loan assumption agreement.  The loan requires the Staunton Subsidiary to make monthly payments of principal and interest calculated on a straight line basis through the maturity date. Subject to satisfying certain conditions, as set forth in the loan documents, and together with the payment of a prepayment premium if prepayment is made prior to September 1, 2016, the Staunton Subsidiary may prepay all or a portion of the loan at any time and obtain the release of the property and the related obligations under the loan documents.

The loan documents contain customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, all as set forth in the loan documents.  The loan documents also contain various customary events of default.

The loan is non-recourse to the Staunton Subsidiary, subject to certain standard exceptions.  The Company and its operating partnership have agreed to guaranty either losses sustained on account of the breach of some of such recourse exceptions or, in limited circumstances, the entirety of the loan on account of the breach of other such recourse exceptions as described in the loan documents.  The Company and its operating partnership will be liable for the entirety of the loan in the event that, among other things, the property becomes an asset in a voluntary bankruptcy proceeding or in the event of prohibited property transfers.

Item 8.01. Other Events.

Press Release

On May 2, 2014, the Company issued a press release announcing its acquisition of Staunton Plaza. A copy of such press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits
Exhibit No.	Description
99.1	Press Release dated May 2, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON - ARC GROCERY CENTER REIT II, INC.

Dated: May 2, 2014	By:	/s/ R. Mark Addy
R. Mark Addy
Co-President and Chief Operating Officer